Exhibit 5.1

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

November 17, 2014

Moelis & Company

399 Park Avenue, 5th Floor

New York, New York 10022

Re:                             Moelis & Company

Registration Statement on Form S-1

(File No. 333-200035)

Ladies and Gentlemen:

We have acted as special counsel to Moelis & Company, a Delaware corporation (the “Company”), in connection with the public offering (the “Offering”) (a) by the Company of up to 1,535,392 shares (the “Initial Company Shares”) of the Company’s Class A common stock, par value $0.01 per share (the “Class A Common Stock”), and, subject to the underwriters’ option to purchase additional shares of Class A Common Stock, the sale by the Company of up to 291,286 additional shares of Class A Common Stock (together with the Initial Company Shares, the “Primary Shares”) and (b) by the Selling Stockholders (as defined below) of up to an aggregate of 3,964,608 shares of Class A Common Stock (the “Initial Selling Stockholder Shares”), and, subject to the underwriters’ option to purchase additional shares of Class A Common Stock, the sale by certain of the Selling Stockholders of up to an aggregate of 533,714 additional shares of Class A Common Stock (together with the Initial Selling Stockholder Shares, the “Secondary Shares” and the Secondary Shares, together with the Primary Shares, the “Shares”). The Secondary Shares are either (i) issued and outstanding as of the date hereof (the “Outstanding Shares”) or (ii) issuable pursuant to the Amended and Restated Agreement of Limited Partnership of Moelis & Company Group LP, a Delaware Limited Partnership (“Group LP”), dated as of April 15, 2014 and as further amended on November 7, 2014 (the “Partnership Agreement”), by and among Moelis & Company Group GP LLC, the Company and each of the limited partners thereto (the “Exchange Shares”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations under the Securities Act of 1933, as amended (the “Act”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (a) the Registration Statement on Form S-1 (File No. 333-200035 of the Company, as filed with the Securities and Exchange Commission (the

“Commission”) under the Act on November 10, 2014; (b) Pre-Effective Amendment No. 1 thereto (such Registration Statement, as so amended, being hereinafter referred to as the “Registration Statement”); (c) the form of underwriting agreement (the “Underwriting Agreement”) proposed to be entered into by and among Goldman, Sachs & Co. and Morgan Stanley & Co. LLC as representatives of the several underwriters named in Schedule I thereto, the Company, and the selling stockholders named therein (the “Selling Stockholders”), filed as Exhibit 1.1 to the Registration Statement;  (d) the Amended and Restated Certificate of Incorporation of the Company; (e) the Amended and Restated Bylaws of the Company; (f) certain resolutions of the Board of Directors of the Company relating to the issuance of the Shares and related matters (the “Board Resolutions”); and (g) the Partnership Agreement. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and Group LP and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company, Group LP and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company and Group LP, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. We have also assumed that the consideration recited in the board resolutions approving the issuance of the Outstanding Shares has been received in full by the Company. In addition, we have assumed that the consideration recited in the board resolutions approving the issuance of the Exchange Shares will be received in full by the Company. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company, Group LP and others and of public officials.

We do not express any opinion with respect to the laws of any jurisdiction other than Delaware corporate law (including, to the extent applicable, the Delaware constitution and judicial decisions) and we do not express any opinion as to the effect of any other laws on the opinions stated herein.

Based upon and subject to the foregoing, we are of the opinion that:

1. Upon the (i) due action by a duly appointed committee of the Board of Directors of the Company to determine the price per share of the Primary Shares and (ii) due execution and delivery of the Underwriting Agreement and issuance of the Primary Shares against payment therefor in accordance with the Underwriting Agreement, the Primary Shares will have been duly authorized by all necessary corporate action of the Company and will be validly issued, fully paid and non-assessable.

2. The Outstanding Shares have been duly authorized by all requisite corporate action on the part of the Company and were validly issued and are fully paid and non-assessable.

3. The Exchange Shares have been duly authorized by all requisite corporate action on the part of the Company and, when the Exchange Shares are issued in accordance with the terms of the Partnership Agreement in exchange for Class A partnership units in Group LP, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP